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                                                                       EXHIBIT 4


                                                                    NEWS RELEASE
       UNITED INNS, INC., 2300 CLARK TOWER, 5100 POPLAR AVE., MEMPHIS, TN 38137,
                                                                  (901) 767-2880

                                                             ONE OF THE NATION'S
                                                            LARGEST LICENSEES OF
                                                               HOLIDAY INN ROOMS



                              FOR IMMEDIATE RELEASE

NOVEMBER 14, 1994

   [UNITED INNS, INC. AND UNITED/HARVEY HOLDINGS, L.P. SIGN MERGER AGREEMENT;
          UNITED INNS STOCKHOLDERS TO RECEIVE $25.00 PER SHARE IN CASH]

MEMPHIS, TENNESSEE - UNITED INNS, INC. (NYSE: UI) AND UNITED/HARVEY HOLDINGS, L.P., A PRIVATELY HELD LIMITED PARTNERSHIP, TODAY JOINTLY ANNOUNCED THAT THEY HAVE SIGNED A DEFINITIVE MERGER AGREEMENT PROVIDING FOR THE ACQUISITION OF UNITED INNS BY UNITED/HARVEY HOLDINGS.

THE DEFINITIVE MERGER AGREEMENT PROVIDES FOR A CASH UNDER OFFER BY UNITED/HARVEY HOLDINGS FOR $25.00 FOR EACH SHARE OF UNITED INNS COMMON STOCK, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS. UNITED INSS HAS 2,704,899 OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE TENDER OFFER WILL COMMENCE NO LATER THAN MONDAY, NOVEMBER 21, 1994, AND WILL BE FOLLOWED BY A CASH MERGER IN WHICH ANY SHARES NOT PURCHASED IN THE TENDER OFFER WILL BE ACQUIRED AT THE SAME PRICE. UNITED/HARVEY HOLDINGS HAS INFORMED UNITED THAT, DEPENDING ON THE NUMBER OF UNITED SHARES TENDERED PURSUANT TO THE TENDER OFFER AND OTHER FACTORS, NON-TENDERING UNITED STOCKHOLDERS MAY ALSO BE GIVEN THE OPPORTUNITY TO ELECT
IN THE MERGER TO RECEIVE IN LIEU OF $25.00 PER SHARE IN CASH, COMMON STOCK OF A NEW COMPANY TO BE FORMED AFTER THE TENDER OFFER TO HOLD THE BUSINESSES OF UNITED AND OF HARVEY HOTEL COMPANY, A TEXAS-BASED COMPANY WHICH OWNS 8 HOTELS IN DALLAS AND HOUSTON WHICH ARE OPERATED UNDER THE NAME "HARVEY."

THE UNITED INNS BOARD HAS CONCLUDED THAT THE TRANSACTION IS FAIR TO AND IN THE BEST INTEREST OF THE UNITED INNS STOCKHOLDERS. IN THE EVENT THAT LESS THAN ALL OF THE SHARES ARE TENDERED, UNITED INNS HAS AGREED TO PROCEED WITH A SPECIAL MEETING OF STOCKHOLDERS, IF NECESSARY, TO VOTE ON THE MERGER, IN WHICH CASE THE MERGER MAY BE CONSUMMATED IF A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES VOTE IN FAVOR OF THE MERGER.

UNDER THE TERMS OF THE MERGER AGREEMENT, UNITED/HARVEY WILL BE ENTITLED TO RECEIVE A TERMINATION FEE UPON THE OCCURRENCE OF CERTAIN EVENTS. IN ADDITION, UNDER THOSE CIRCUMSTANCES, UNITED/HARVEY WILL BE ENTITLED TO RECEIVE REIMBURSEMENT FOR ITS REASONABLE OUT-OF-POCKET EXPENSES.

SMITH BARNEY INC., THE FINANCIAL ADVISOR TO UNITED INNS, ASSISTED THE COMPANY IN THESE NEGOTIATIONS.

UNITED INNS OWNS, OPERATES AND MANAGES 26 FRANCHISED HOTELS UNDER HOLIDAY INN, HAMPTON INN, DAYS INNS, AND HOWARD JOHNSON'S NAMES WITH LOCATIONS IN SIX STATES.

UNITED INNS CONTACT:     AUGUSTUS B. RANDLE, III
                         UNITED INNS, INC.
                         (901) 767-2880

UNITED/HARVEY CONTACT:   J. PETER KLINE
                         UNITED/HARVEY HOLDINGS, L.P.
                         (214) 980-4170